Exhibit 10.3

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This Contingent Value Rights Agreement (this “Agreement”), dated as of [●] (the “Effective Date”), is entered into by and between Treeline Biosciences Holdings, Inc., a Delaware corporation (“Parent”), and [●], a [●], as Rights Agent (as defined herein).

RECITALS

A.           Parent, Siri Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Treeline Biosciences, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of June 6, 2026 (as it may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement.

B.           Pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, prior to the Effective Time, Parent may declare a dividend (the “Closing Dividend”) to its stockholders of record of one contingent value right for each outstanding share of Parent Common Stock held by such stockholder as of the close of business on the CVR Record Date, representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, this Agreement.

C.           Prior to the Effective Date, Parent has declared the Closing Dividend, with the payment of the Closing Dividend expressly conditioned upon the occurrence of the Effective Time.

D.           The parties to this Agreement have done all things reasonably necessary to make the contingent value rights, when issued hereunder, the valid obligations of Parent and to make this Agreement a valid and binding agreement of Parent, in accordance with its terms.

Now, Therefore, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

Article 1
DEFINITIONS

1.1          Definitions.

The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at any time, the registered Holders of more than 30% of the total number of CVRs outstanding at such time, as set forth on the CVR Register.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Assignee” has the meaning set forth in Section 6.6.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

“CVR” means a contingent contractual right of Holders to receive the CVR Payments pursuant to this Agreement.

“CVR Accounting Principles” means GAAP applied in a manner consistent with the accounting principles, policies, procedures and methodologies used by Parent (to the extent in accordance with GAAP) in the preparation of its most recently publicly filed with the SEC annual audited financial statements of Parent.

“CVR Payment” means, for any CVR Payment Period, a number of shares of Parent Common Stock equal to the quotient of (a) the aggregate Net Proceeds actually received by Parent and its Affiliates during such CVR Payment Period divided by (b) the Reference Price, subject to Section 2.7; provided, that in no event will the aggregate number of shares of Parent Common Stock distributed pursuant to this Agreement across all CVR Payment Periods exceed 76,000,000 shares (the “Share Cap”).

“CVR Payment Period” means each of the following consecutive periods occurring during the CVR Term: (i) the period commencing on the Effective Date and ending on the 12-month anniversary of the Effective Date and (ii) each successive 12-month period thereafter during the CVR Term.

“CVR Payment Statement” means, for a given CVR Payment Period during the CVR Term, a written statement of Parent, signed on behalf of Parent, certifying to and setting forth in reasonable detail and with supporting calculations (i) the Gross Proceeds received by Parent and its Affiliates during such CVR Payment Period, (ii) the Permitted Deductions for such CVR Payment Period and the resulting calculation of Net Proceeds for such CVR Payment Period and (iii) the resulting aggregate CVR Payment payable to Holders, if any, in respect of such Net Proceeds for such CVR Payment Period.

“CVR Register” has the meaning set forth in Section 2.2(b).

“CVR Term” means the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date.

“Disposition” means the sale, license, transfer, disposition, divestiture or other monetization transaction (including any disposition providing for earnout payments, milestone payments, royalty payments, contingent payments or similar payments received pursuant to licensing or other arrangements) to a third party of any Legacy Asset by Parent or its Affiliates.

“Disposition Agreement” means any definitive agreement with respect to a Parent Legacy Transaction.

“Existing Legal Proceeding” means any Legal Proceeding pending, threatened or settled as of the Effective Time involving Parent or any of its current or former Subsidiaries or any current or former officer, employee, or director, of or to Parent or any of its current or former Subsidiaries or controlled Parent Affiliates (in his or her capacity as such), including any demands for disclosure or other remedies in connection with the Merger.

2

“Gross Proceeds” means, for any CVR Payment Period, without duplication, the sum of: (i) any proceeds actually received by Parent and its Affiliates during such CVR Payment Period (whether upfront or in the form of earnout, milestone, royalty, contingent or other similar payments) under a Disposition Agreement, (ii) any proceeds actually received by Parent and its Affiliates during such CVR Payment Period from the conversion, repayment, redemption or disposition of, or otherwise relating to or derived from, any convertible notes or other investments held by Parent or its Affiliates in another Person as of the Effective Date, (iii) any third-party earnout, milestone, royalties, contingent or other similar payments actually received by Parent and its Affiliates during such CVR Payment Period under Contracts of Parent or its Affiliates in effect as of the Effective Date (including any Illumina Payment Amounts), in each case that were not included in the calculation of Parent Net Cash pursuant to the Merger Agreement and (iv) any Final Parent Net Cash Surplus (which Final Parent Net Cash Surplus shall, for the avoidance of doubt, only be included in the calculation of Gross Proceeds for one CVR Payment Period); provided that, for the avoidance of doubt, Gross Proceeds shall not include any amounts that are Incidental Benefits. Non-cash proceeds shall only constitute Gross Proceeds to the extent they are either (A) equity securities listed and traded on a national stock exchange and without restrictions on transfer, in which case they shall have such value as quoted on such national securities exchange at the time of receipt of such equity securities by Parent or its applicable Affiliate, or (B) otherwise, disposed of by Parent in accordance with Section 4.1 during the CVR Term, in which case such non-cash proceeds shall have such value, without duplication, as is received by Parent or its applicable Affiliate, either in cash or equity securities described in the preceding clause (A), in respect of any disposition thereof.

“Holder” means, at the relevant time, a Person in whose name one or more CVRs are registered in the CVR Register.

“Holder Representative” means the Legacy Parent Directors or any nationally recognized securityholder representation firm appointed by Parent pursuant to Section 8.13 of the Merger Agreement.

“Illumina Agreement” means that certain Stock Purchase Agreement, dated June 22, 2025, by and between Parent and Illumina, Inc.

“Illumina Payment Amounts” means the aggregate cash payment amounts received by Parent from Illumina, Inc. following the Effective Time pursuant to Sections 2.4, 2.5 and 2.7 of the Illumina Agreement.

“Incidental Benefits” means any amounts paid to, received or realized by Parent that are:

(a)           Tax attributes, Tax refunds, Tax credits, Tax deductions or other Tax benefits (including utilization of net operating losses, basis increases, amortization or depreciation deductions, or reductions in Tax liability), in each case generated as a result of any transaction or payment otherwise giving rise to Gross Proceeds, excluding, for the avoidance of doubt, the extent to which any Tax attributes (including net operating losses) that existed as of the Effective Time reduce the amount described in clause (a) of the definition of Permitted Deductions;

(b)           reimbursements or payments for research, development, clinical, regulatory, manufacturing, commercialization, patent or other costs or services; and

(c)           other ancillary, indirect or incidental benefits, rights or value received in connection with or arising out of the Disposition Agreement.

“Law” means any federal, state, local, county, regional, foreign or transnational law, statute, regulation, code, ordinance, common law, ruling, writ, award, zoning law, building code or decree of any Governmental Entity.

3

“Legacy Assets” means all of Parent’s rights, assets (other than cash and cash equivalents), technology and intellectual property used in or relating to the Parent Legacy Business. For clarity, the Legacy Assets shall not include any rights, assets, technology or intellectual property owned or controlled by the Company or its Subsidiaries prior to the Closing.

“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.

“Loss” has the meaning set forth in Section 3.2(g).

“Net Proceeds” means, for any CVR Payment Period, (i) Gross Proceeds for such CVR Payment Period minus (ii) Permitted Deductions for such CVR Payment Period plus (iii) if any, any Reserve True-Up. For clarity, to the extent Permitted Deductions exceed Gross Proceeds for any CVR Payment Period, any excess Permitted Deductions shall be applied against Gross Proceeds in subsequent CVR Payment Periods.

“Notice” has the meaning set forth in Section 6.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of Parent, in their respective official capacities.

“Permitted Deductions” means, for any CVR Payment Period, the sum of, without duplication, in each case only to the extent not included in the calculation of Parent Net Cash and not included in the calculation of Permitted Deductions for any prior CVR Payment Period:

(a)           any applicable Tax (including any applicable value added or sales taxes) imposed on Gross Proceeds received during such CVR Payment Period or otherwise payable by Parent or any of its Affiliates, including, without duplication, any income or other similar Taxes payable by Parent or any of its Affiliates, in each case that would not have been incurred by Parent or any of its Affiliates but for such Gross Proceeds; provided that, for purposes of calculating income Taxes payable by Parent or any of its Affiliates in respect of the Gross Proceeds, such income Taxes shall be calculated taking into account any and all net operating losses or other Tax attributes generated by Parent or any of its Affiliates (excluding the Company and its Subsidiaries) in a taxable period (or portion thereof) ending on or before the Closing Date that are available under applicable Tax law to offset such income (on a “more likely than not” basis), after taking into account any limits on the usability of such Tax attributes, including under Section 382 of the Code;

(b)           any reasonable and documented out-of-pocket costs and expenses incurred in good faith and actually paid by Parent or any of its Affiliates during such CVR Payment Period in connection with the negotiation, entry into and closing of any Disposition Agreement or the Disposition of any Legacy Asset;

(c)           any reasonable and documented liabilities, costs and expenses incurred in good faith by Parent or any of its Affiliates during such CVR Payment Period in connection with the wind-down, termination or liquidation of all or any part of the Parent Legacy Business, including any such costs and expenses associated with the termination of any Parent Contracts that were in effect immediately prior to the Effective Time, and the costs of performing and servicing any such Contracts after Closing and prior to the termination thereof (including deferred revenues in accordance with the CVR Accounting Principles);

4

(d)           (i) any amount, to the extent paid or reasonably reserved or reasonably accrued in accordance with the CVR Accounting Principles, in respect of such CVR Payment Period (and not previously reserved or paid) on Parent’s balance sheet, or that Parent determines, acting in good faith and in consultation with the Holder Representative and outside counsel advising the relevant parties on the matter in question, it could reasonably be expected to incur or pay (collectively, “Reserved” amounts and “Reserve” as applicable) with respect to any potential indemnification or warranty obligations under any Disposition Agreement (to the extent in excess of any escrow or holdback thereunder) and, to the extent not included in such amount, any Losses incurred or reasonably expected to be incurred by Parent or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Disposition, including indemnification obligations as set forth in a claims notice received by Parent or any of its Affiliates pursuant to any Disposition Agreement plus (ii) the amount of any reasonable and documented out-of-pocket expenses incurred in good faith and actually paid by Parent or any of its Affiliates during such CVR Payment Period in connection with the matters set forth in clause (i) above solely to the extent such amounts were not included in a Reserved amount taken into account in the calculation of Permitted Deductions with respect to such CVR Payment Period pursuant to clause (i) above or any prior CVR Payment Period;

(e)           any amounts payable by Parent or any of its Affiliates pursuant to Contracts of Parent representing Legacy Assets during CVR Payment Period, including costs arising from the termination thereof, but determined net of any payments actually received by Parent and any of its Affiliates under the terms of any such Contract during such CVR Payment Period;

(f)           any amounts payable to the Rights Agent in connection with the distribution of any CVR Payments during such CVR Payment Period;

(g)           any liabilities that existed (including as contingent liabilities) as of the Closing and that were required to be included in the calculation of Parent Net Cash under the Merger Agreement, to the extent that such liabilities were not so included in such calculation and were not included in the calculation of any Permitted Deductions for any prior CVR Payment Period;

(h)           any reasonable and documented out-of-pocket costs incurred in good faith and actually paid by Parent or its Affiliates during such CVR Payment Period in enforcing the rights of Parent (or any Affiliate thereof) to receive any Illumina Payment Amounts or in defending any claims by Illumina pursuant to the Illumina Agreement, and any payments required to be made to Illumina or any of its Affiliates in connection with the Illumina Agreement or any such transactions (including with respect to any breach thereof);

(i)            (i) any amount, to the extent Reserved or paid, in respect of such CVR Payment Period (and not previously Reserved or paid) with respect to Liabilities arising out of (A) the settlement of any Existing Legal Proceeding; provided that such settlement is entered into with the consent of the Holder Representative, (B) any order, writ, injunction, judgment or decree to which Parent or any of its Affiliates is a party or is otherwise bound relating to any Existing Legal Proceeding or (C) indemnification obligations owed by Parent or any of its Affiliates to any Person related to any Existing Legal Proceedings plus (ii) the amount of any reasonable and documented out-of-pocket expenses incurred in good faith and actually paid by Parent or any of its Affiliates during such CVR Payment Period in connection with the matters set forth in clause (i) above solely to the extent such amounts were not included in a Reserved amount taken into account in the calculation of Permitted Deductions with respect to such CVR Payment Period pursuant to clause (i) above or any prior CVR Payment Period; and

(j)            any amounts payable by Parent or any of its Affiliates to employees described in clauses (ii) and (iii) of the definition of Retained Employee List as set forth in Section 5.23(d) of the Parent Disclosure Schedule (including wages, salaries, bonuses, benefits, severance and the employer portion of any payroll or employment Taxes incurred in connection therewith) during such CVR Payment Period.

5

To the extent any deductions set forth in the foregoing paragraphs (a) through (j) are modified by the Wind-Down Schedule, the Wind-Down Schedule shall govern with respect thereto.

Permitted Deductions shall not be available for, and may not include, any Liabilities to the extent reflected in Parent Net Cash.

In the event that any matter with respect to which a Reserved amount was taken into account in the calculation of Permitted Deductions as provided in clauses (d)(i) and (i)(i) above and such matter is resolved and the amount of any reasonable and documented out-of-pocket expenses incurred in good faith and actually paid, or actually owing, by Parent or any of its Affiliates in respect of such matter is less than the applicable Reserved amount, the difference (a “Reserve True-Up”) (i) shall be credited to, and shall increase, Gross Proceeds for the immediately succeeding CVR Payment Period or (ii) in the event the CVR Term has expired, shall be distributed to the CVR Holders as if the CVR Term was still in effect.

Notwithstanding the foregoing, Permitted Deductions shall not include any Liabilities, costs, expenses or other amounts to the extent arising out of, in connection with, resulting from or otherwise relating to any breach or failure to perform by Parent or any of its Affiliates following the Closing of or with respect to any of their respective covenants, agreements and other obligations under any Disposition Agreement or any remaining liabilities under any Investor Agreements.

“Permitted Transfer” means a Transfer of one or more CVRs (i) upon death of a Holder by will or intestacy, (ii) pursuant to a court order, (iii) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, (v) to any trust, family partnership, family limited liability company or other estate planning vehicle for the benefit of the Holder or the Holder’s immediate family members or (vi) as provided in Section 2.5.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, university, college, research institute or other educational, academic or not-for-profit institution, or other entity.

“Pro Rata Share” means, with respect to any Holder, the quotient obtained by dividing (i) the aggregate number of CVRs held by such Holder by (ii) the aggregate number of outstanding CVRs held by all Holders, in each case, as reflected in the CVR Register.

“Reference Price” means for the calculation of the CVR Payment for any CVR Payment Period, an amount equal to the quotient of (i) the sum of the Parent Valuation plus the Company Valuation, divided by (ii) the sum, without duplication, of (A) the product of the Company Outstanding Shares multiplied by the Exchange Ratio and (B) the Parent Outstanding Shares.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer” means transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition and each Contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

“Subsidiary” means, with respect to any Person, another Person (i) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (B) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (ii) of which such first Person is a general partner.

6

Article 2
CONTINGENT VALUE RIGHTS

2.1          Holders of CVRs; Appointment of Rights Agent.

(a)           The CVRs represent the contractual rights of Holders to receive contingent payment of the aggregate CVR Payments from Parent pursuant to this Agreement. The initial Holders shall be the holders of Parent Common Stock as of the close of business on the last Business Day prior to the day on which the Effective Time occurs (the “CVR Record Date”). One CVR will be issued with respect to each share of Parent Common Stock that is outstanding as of the close of business on the CVR Record Date.

(b)           Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

2.2          No Certificate; Registration; Registration of Transfer; Change of Address.

(a)           Holders’ rights and obligations in respect of the CVRs derive solely from this Agreement. The CVRs will not be evidenced by a certificate or other instrument.

(b)           The Rights Agent will create and maintain a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs, (ii) determining the Holders’ entitlement to CVRs and (iii) registering the CVRs and Permitted Transfers thereof. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from Parent.

(c)           Subject to the restrictions on transferability set forth in Section 2.6, every request made to Transfer CVRs must be in writing and accompanied by a written instrument of transfer reasonably acceptable to the Rights Agent, together with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association (a “signature guarantee”) and other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the proposed Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures, that the transfer instrument is in proper form and that the proposed Transfer would be a Permitted Transfer and otherwise complies on its face with the other terms and conditions of this Agreement (including the provisions in Section 2.6), register the Transfer of the applicable CVRs in the CVR Register. All Transfers of CVRs registered in the CVR Register will be the valid obligations of Parent, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. Parent and the Rights Agent may require payment by the applicable Holder of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence from the applicable Holder that such Taxes and charges are not applicable). No Transfer of CVRs shall be valid until registered in the CVR Register and unless such Transfer would not violate the Securities Act. Any putative Transfer not duly registered in the CVR Register or in violation of the Securities Act shall be null and void ab initio.

7

(d)           A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register. The Acting Holders may, without duplication, make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders.

2.3           Payment Procedures.

(a)           No later than 60 days following the end of each CVR Payment Period during the CVR Term, Parent shall deliver to the Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, Parent shall cause to be deposited with the Rights Agent, for further distribution to the Holders in accordance with the terms hereof, or as the Rights Agent directs, a number of shares of Parent Common Stock representing such CVR Payment (or applicable portion thereof); provided that in the event that the aggregate Net Proceeds on any CVR Payment Statement is less than $5,000,000, no CVR Payment shall be deposited with the Rights Agent for the applicable CVR Payment Period, and instead such Net Proceeds shall be added to the Net Proceeds for the subsequent CVR Payment Periods until (A) the aggregate Net Proceeds for a CVR Payment Period (after giving effect to all carry-over additions) are at least $5,000,000 or (B) the final CVR Payment Period.

(b)           Upon receipt of (i) any deposit of shares of Parent Common Stock referred to in Section 2.3(a), the Rights Agent will promptly (and in any event within 10 Business Days) deliver, or cause to be delivered, to each Holder the number of shares of Parent Common Stock equal to such Holder’s Pro Rata Share of the applicable CVR Payment or (ii) any wire transfer referred to in Section 2.7, the Rights Agent will promptly (and in any event within 10 Business Days) pay, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register at such time or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, an amount in cash equal to such Holder’s Pro Rata Share of the applicable Fractional Cash Payment.

(c)           For the avoidance of doubt, with respect to any Net Proceeds that are paid to Parent or its Affiliates, Parent shall have no further liability in respect of the respective CVR Payment upon delivery of such CVR Payment to the Rights Agent in accordance with Section 2.3(a) and the satisfaction of each of Parent’s obligations under this Section 2.3.

(d)           Parent and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts required to be paid or distributed under this Agreement (including any issuance of a CVR pursuant to this Agreement or any CVR Payment payable pursuant to this Agreement), such amounts as Parent or the Rights Agent reasonably determines it is required to deduct and withhold with respect to the making of such payment or distribution (including in respect of the distribution of CVRs) under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld pursuant to this paragraph (d), such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid or distributed to the Holder in respect of which such deduction and withholding were made. The Rights Agent will solicit from each Holder a properly completed IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, at or prior to any distribution or other payment to such Holder under this Agreement. If Parent or the Rights Agent fails to withhold any Tax required to be withheld pursuant to any issuance of a CVR or CVR Payment, Parent and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, such Taxes (including any interest and penalties) from subsequent payments with respect to the applicable CVR or, at Parent’s option, the Holder of such applicable CVR shall promptly pay such Tax to Parent upon request.

8

(e)           Any portion of a CVR Payment that remains undistributed to the Holders on the date that is twelve months after the Rights Agent’s receipt of the applicable CVR Payment will be delivered by the Rights Agent to Parent or a Person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent), and any Holder will thereafter look only to Parent for payment of such CVR Payment (which shall be without interest).

(f)            If any CVR Payment (or portion thereof) remains unclaimed by a Holder on the date that is two years after the Rights Agent’s receipt of the applicable CVR Payment Statement or the CVR Payment (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any governmental authority), then: (i) such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of Parent and will be transferred to Parent or a Person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor, and (ii) the CVRs to which such payment relate shall be deemed abandoned in accordance with Section 2.5 and shall no longer be deemed outstanding for any purpose (including for purposes of calculating each Holder’s Pro Rata Share). Neither Parent nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent or a public official.

2.4           No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)           CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.

(b)           CVRs will not represent any equity or ownership interest in Parent or any of its Affiliates. The sole right of the Holders to receive property hereunder is the right to receive CVR Payments, if any, in accordance with the terms hereof.

(c)           The CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. It is highly possible that there will not be any CVR Payments. Neither Parent nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. This Section 2.4(c) is an essential and material term of this Agreement.

2.5           Ability to Abandon CVR. A Holder may at any time, at such Holder’s option or upon the failure to claim payment under Section 2.3(f), abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Parent or a Person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such transfer and cancellation. No such notice to the Rights Agent shall be required in the case of abandonment due to the failure to claim payment under Section 2.3(f). Nothing in this Agreement is intended to prohibit Parent or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

9

2.6          Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange. Any purported transfer of a CVR other than through a Permitted Transfer shall be null and void ab initio.

2.7          No Fractional Shares. No fractional shares of Parent Common Stock will be issued in connection with any CVR Payment and no certificates or scrip representing fractional shares of Parent Common Stock will be delivered. Each CVR Holder who would otherwise be entitled to receive, as a result of any CVR Payment, a fractional share of Parent Common Stock shall receive, in lieu thereof, cash (without interest) in an amount (rounded down to the nearest cent) determined by multiplying the fractional share interest to which such CVR Holder would otherwise be entitled by the Reference Price. The payment of cash in lieu of fractional shares of Parent Common Stock to such CVR Holders is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

Article 3
THE RIGHTS AGENT

3.1          Certain Duties and Responsibilities.

(a)           The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(b)           The Rights Agent will not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any Person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent. All rights of action under this Agreement may be enforced (but shall not be required to be enforced) by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

3.2          Certain Rights of Rights Agent.

(a)           The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b)           The Rights Agent may rely and will be protected by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by or on behalf of Parent.

10

(c)           Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate and (ii) in the absence of bad faith, gross negligence, fraud or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d)           The Rights Agent may engage and consult with counsel of its selection, and the written advice or opinion of such counsel will, in the absence of bad faith, gross negligence, fraud or willful misconduct on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e)           Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f)           The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g)           Parent agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith, fraud or willful misconduct; provided that this Section 3.2(g) shall not apply to (i) income, receipt, franchise or similar Taxes, (ii) any Taxes imposed due to the Rights Agent’s connection with the jurisdiction imposing such Taxes (other than any connection caused solely by this Agreement or the Rights Agent performing, enforcing or receiving payments under this Agreement), or (iii) any Taxes imposed due to the failure of the Rights Agent to provide any form, document or certificate that would have reduced or eliminated the amount of withholding taxes (“Excluded Taxes”).

(h)           In addition to the indemnification provided under Section 3.2(g), Parent agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses, including all stamp and transfer Taxes (excluding any Excluded Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Parent will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.3(a) or Section 3.2(g), if Parent is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i)           No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j)           Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Parent or become peculiarly interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Parent or for any other Person.

11

(k)           The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Parent resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(l)           The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Parent only.

(m)           The Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent.

(n)           The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(o)           The Rights Agent shall not be liable or responsible for any failure of Parent to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including obligations under applicable regulation or law.

(p)           The obligations of Parent under this Section 3.2 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

3.3           Resignation and Removal; Appointment of Successor.

(a)           The Rights Agent may resign at any time by written notice to Parent. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b)           Parent will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

12

(c)           If the Rights Agent resigns, is removed or becomes incapable of acting, Parent will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d)           Parent will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 6.2. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(e)           Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Parent will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f)            The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent; but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

3.4          Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

Article 4
COVENANTS

4.1          No Obligations of Parent. Parent and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), including with respect to the Parent Legacy Business, other than any matter that requires the consent of the Holder Representative or the Acting Holders pursuant to the Merger Agreement or this Agreement, and subject to its compliance with the terms of this Agreement, Parent and its Affiliates may exercise or refrain from exercising such power and right as they may deem appropriate and in the best overall interests of Parent and its Affiliates and its and their stockholders, rather than the interest of the Holders. None of Parent or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or other duty to any Holder in respect of the Legacy Assets, other than the covenant of good faith and fair dealing under Delaware Law. Following the Effective Time, with respect to any Legacy Assets for which a Disposition Agreement has not been entered into by Parent, Parent shall be permitted to take any action in respect of the Legacy Assets in order to satisfy any wind-down and termination Liabilities of the Legacy Assets and Parent and its Affiliates will not be required to undertake any level of efforts, or employ any level of resources, to dispose of, or otherwise with respect to, such Legacy Assets. Notwithstanding the foregoing, neither Parent nor any of its Affiliates may settle, compromise, consent to judgment on, or otherwise resolve any claim, action, proceeding, or dispute (whether by settlement, arbitration, mediation, or otherwise) that could affect the amount or timing of all or any portion of the Illumina Payment Amounts or any proceeds (whether upfront or in the form of earnout, milestone, royalty, contingent or other similar payments) under any Disposition Agreement entered into prior to Closing, in each case, without the consent, approval, or authorization of the Holder Representative.

13

4.2          List of Holders. Parent will furnish or cause to be furnished to the Rights Agent, in such form as Parent receives from its transfer agent (or other agent performing similar services for Parent), the names and addresses of the Holders within thirty (30) days following the Closing Date.

4.3          Prohibited Actions. Unless approved by the Holder Representative, Parent shall not grant any lien, security interest, pledge or similar interest in, or otherwise sell or Transfer, any Gross Proceeds or rights to receive any Gross Proceeds.

4.4          Audit Rights. Until the Termination Date and for a period of one year thereafter, Parent shall keep, and shall require its Affiliates to keep, complete and accurate books and records that may be necessary for the purpose of calculating the CVR Payments payable under this Agreement. At the request of the Acting Holders, the Holder Representative shall have the right to appoint an independent accounting firm reasonably acceptable to Parent to perform, on behalf of all Holders, an inspection of such books and records for the sole purpose of determining the CVR Payments payable hereunder, subject to the prior execution and delivery of a reasonable confidentiality agreement by such accounting firm. Upon at least 10 Business Days’ prior written notice from the Holder Representative, such audit shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with Parent’s normal business activities. Such audit shall not be performed more frequently than twice per calendar year. No accounting period of Parent shall be subject to audit more than twice, unless after an accounting period has been audited, Parent restates its financial results for such accounting period, in which event a second audit of such accounting period may be conducted in accordance with this Section 4.4. If the audit reveals an overpayment, Parent shall be entitled to withhold such amount from future payments of CVR Payments. If the audit reveals an underpayment, Parent shall promptly (and in any event within thirty (30) days) remit such amount to the Rights Agent for distribution to the Holders. The Acting Holders requesting the audit shall bear the full cost and expense of such audit unless such audit identifies an underpayment by Parent of 10% or more of the CVR Payment due under this Agreement, in which case Parent shall bear the full cost and expense of such audit. The Rights Agent shall be entitled to rely on any audit report delivered by the independent accounting firm pursuant to this Section 4.4.

Article 5
AMENDMENTS

5.1          Amendments Without Consent of Holders or Rights Agent.

(a)           Parent, at any time and from time to time, may enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders or the Rights Agent (subject to Section 5.3), provided, in each case, that if any such amendment(s) (individually or the aggregate) impairs or adversely affects the rights of the Holders hereunder, such amendment shall also require the prior written consent of the Holders in accordance with Section 5.2:

(i)           to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

14

(ii)           to evidence the succession of another Person to Parent and the assumption of any such successor of the covenants of Parent outlined herein in a transaction contemplated by Section 6.6;

(iii)         to add to the covenants of Parent such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders;

(iv)         as may be necessary to ensure that CVRs are not subject to registration under the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;

(v)          as may be necessary to ensure that Parent is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vi)         to cancel CVRs (A) in the event that any Holder has abandoned its rights in accordance with Section 2.5 or (B) following a transfer of such CVRs to Parent or its Affiliates in accordance with Section 2.2 and Section 2.6;

(vii)        as may be necessary to ensure that Parent complies with applicable Law; or

(viii)       to effect any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

(b)           Promptly after the execution by Parent of any amendment pursuant to this Section 5.1, Parent will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

5.2          Amendments with Consent of Holders.

(a)           In addition to any amendments to this Agreement that may be made by Parent without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Acting Holders, Parent and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b)           Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

5.3          Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of Parent which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement, amendment or other modification to this Agreement shall be effective unless duly executed by the Rights Agent.

15

Article 6
MISCELLANEOUS

6.1          Notices to Rights Agent and to Parent. All notices, requests, instructions, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) delivered by e-mail (provided that no “bounceback” or similar notification of non-delivery is received by the sender with respect thereto) or (c) when received by the addressee if sent by nationally recognized overnight delivery service or prepaid first class certified mail (with written confirmation of receipt), in each case, at the following addresses:

if to the Rights Agent, to: [●]

[●]

[●]

Attention: [●]

E-mail: [●]

if to Parent, to: [●]

[●]

[●]

Attention: [●]

E-mail: [●]

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Unless a different deadline for the delivery of notices, requests, instructions, demands and other communications is expressly provided for in this Agreement, all such notices, requests instructions, demands and other communications will be deemed given on the day delivered pursuant to the means set forth above if delivered before 5:00 p.m. Eastern Time, and otherwise on the next following day.

6.2          Notice to Holders. All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

6.3          Entire Agreement. As between Parent and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

6.4          Successor Substituted. Upon any consolidation of or merger by Parent with or into any other Person, or any conveyance, transfer or lease of substantially all of the properties and assets of Parent to any Person, the surviving Person or acquiring Person (as applicable) shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Parent under this Agreement with the same effect as if such Person had been named as Parent herein.

16

6.5          Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.5.

6.6          Successors and Assigns. This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Parent and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 6.5, the Rights Agent may not assign this Agreement without Parent’s prior written consent. Subject to Section 5.1(a) (ii) and Section 6.4 hereof, Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Parent is merged or consolidated, or any entity resulting from any merger or consolidation to which Parent shall be a party (each, an “Assignee”); provided that in connection with any assignment to an Assignee, Parent shall agree to remain liable for the performance by Parent of its obligations hereunder (to the extent Parent exists following such assignment). Parent or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 6.6 will be void ab initio and of no effect.

6.7          Benefits of Agreement; Action by Acting Holders. Nothing in this Agreement, express or implied, will give to any Person (other than Parent, the Rights Agent, the Holder Representative, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Parent, the Rights Agent, the Holders and their permitted successors and assigns. The Holders are intended third-party beneficiaries under this Agreement, but will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to the performance of this Agreement by Parent, and no individual Holder or other group of Holders will be entitled to exercise such rights.

6.8          Governing Law. This Agreement and the CVRs will be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to any rule or principle that would result in application of the law of any other jurisdiction) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6.9          Jurisdiction. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the District of Delaware (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 6.9; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1 or Section 6.2 of this Agreement.

17

6.10       Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implication of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.10.

6.11        Severability Clause. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

6.12       Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

6.13       Termination. This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor upon the expiration of the CVR Term (such date, the “Termination Date”). The termination of this Agreement will not affect or limit the (i) right of Holders to receive the CVR Payments under Section 2.3(a) to the extent earned prior to the termination of this Agreement or (ii) in the event that Reserve True-Ups exceed $5,000,000 on the Termination Date, the right of Holders to receive CVR Payments in respect of any Reserve True-Up until all matters with respect to which a Reserved amount was included as a Permitted Deduction have been resolved and any Reserve True-Ups have been fully paid to the CVR Holders, and the provisions applicable thereto will survive the expiration or termination of this Agreement.

6.14       Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent shall hold the Funds through such accounts in deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, have no responsibility or liability for any diminution of the Funds that may result from any deposit in accordance with this Section 6.14, including any losses resulting from a default by any bank, financial institution or other third party.

18

6.15       Construction.

(a)           For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b)           As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c)           The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d)           Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(e)           A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:59 p.m. New York time on the last day of the period, if the last day of the period is a Business Day, or at 4:59 p.m. New York time on the next Business Day if the last day of the period is not a Business Day.

(f)           Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(g)           All references herein to “$” are to United States Dollars.

6.16           Adjustments. In the event of the outstanding shares of Parent Common Stock shall be changed into, or exchanged for, a different number of shares or a different class or series of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or other like change, the terms of this Agreement and the Share Cap shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the CVR Holders with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or other like change.

[Signature Page Follows]

19

In Witness Whereof, each of the parties has caused this Agreement to be executed as of the day and year first above written.

Treeline Biosciences Holdings, Inc.

By:
Name:
Title:

[Rights Agent]

By:
Name:
Title: